                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         FIRST REPUBLIC BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                     [LOGO OF FIRST REPUBLIC BANCORP INC.]

                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-1400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1995

                               ----------------

TO THE STOCKHOLDERS OF FIRST REPUBLIC BANCORP INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Republic Bancorp Inc., a Delaware corporation ("First Republic"), will be held on Thursday, May 4, 1995, at 1:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036 for the following purposes:

  1. To elect three directors to First Republic's Board of Directors, each to hold office for a three year term; and

  2. To approve the grant of Performance-Based Contingent Stock Options for an aggregate of 350,000 shares of First Republic's Common Stock; and

  3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of First Republic and its subsidiaries for the year ending December 31, 1995; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record on March 22, 1995, shall be entitled to notice of and to vote at the Annual Meeting.

                                      By Order of the Board of Directors

                                        /s/ James H. Herbert, II

                                        James H. Herbert, II, President

San Francisco, California
March 29, 1995

  EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND AND TO VOTE AT THE ANNUAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          FIRST REPUBLIC BANCORP INC.
                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-1400

                               ----------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1995

                               ----------------

  This Proxy Statement refers to proxies solicited by the Board of Directors of First Republic Bancorp Inc., a Delaware corporation ("First Republic" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 4, 1995, 1:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036, and at any adjournments or postponements thereof (the "Meeting"), for the purpose of considering and acting upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying Form of Proxy is being sent to stockholders on or about March 31, 1995.

  The close of business on March 22, 1995, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On March 22, 1995, 7,385,578 shares of First Republic's Common Stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to vote.

  Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Meeting.

  All shares represented by properly executed, unrevoked proxies received in time for the Meeting will be voted in accordance with instructions specified therein. In the absence of appropriate instructions to the contrary, shares represented by executed proxies will be voted in favor of the election of Management's nominees to the Board of Directors, in favor of the grant of Performance-Based Contingent Stock Options for an aggregate of 350,000 shares of First Republic's Common Stock, in favor of ratification of the selection of KPMG Peat Marwick LLP as the independent auditors of First Republic for the fiscal year ending December 31, 1995 and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the 1995 Annual Meeting. Any proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of First Republic, by presentation of a proxy of later date or by voting at the Meeting in person. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be treated as having voted for purposes of determining the outcome of a vote.

  The cost of soliciting proxies will be paid by First Republic. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of First Republic's Common Stock, and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers and regular employees of First Republic in person, by telephone or by telegraph for which such persons will receive no special compensation.

PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Common Stock of First Republic as of March 22, 1995 by (i) each person known to First Republic to own more than five percent of such securities, (ii) all members of the Board of Directors of First Republic, and (iii) all directors and officers of First Republic as a group. The number of outstanding shares of Common Stock of First Republic, as of March 22, 1995, was 7,385,578.

                                        AMOUNT & NATURE OF
                                    BENEFICIAL OWNERSHIP(1)(2) PERCENT OF CLASS
                                    -------------------------- ----------------
Tiger Management Corporation and              760,280                10.3%
Affiliates (3).....................
101 Park Avenue
New York, NY 10178

James H. Herbert, II (4)...........           671,105                 8.5%

Dimensional Fund Advisors and                 583,996                 7.9%
Affiliates (3).....................
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Harbor Capital Management Company,            562,989                 7.6%
Inc. (3)...........................
125 High Street, 26th Floor
Boston, MA 02110

Katherine August-deWilde (4).......           269,382                 3.5%

Barrant V. Merrill (4).............           129,603                 1.7%

Kenneth W. Dougherty (4)...........            70,636                 1.0%

First Republic Bancorp Inc.........            67,154                 0.9%
Employee Stock Ownership Plan (5)

James F. Joy (4)...................            62,530                 0.8%

Frank J. Fahrenkopf, Jr............            58,005                 0.8%

L. Martin Gibbs....................            52,040                 0.7%

Richard Cox-Johnson (4)............            45,414                 0.6%

Roger O. Walther (4)...............            45,193                 0.6%

John F. Mangan.....................            31,821                 0.4%

All Directors and Officers as a             1,626,067                19.1%
Group (Currently 14 persons).......

--------
(1) The information as to beneficial ownership of Common Stock by officers and directors has been furnished by the respective officers and directors of First Republic and, except as otherwise indicated, percentage ownership is determined by assuming that any presently exercisable options owned by such person have been exercised by such person and not by any other person. Included, where applicable, are shares issuable upon exercise of currently vested options as follows: Mr. Herbert--491,474 shares; Ms. August-deWilde--208,911 shares; Mr. Mangan--31,821 shares; all other directors-- 36,821 shares each; all directors and officers as a group--1,136,382 shares. In addition, 4,388 shares have been included as owned by Ms. August-deWilde to reflect shares issuable upon conversion of an aggregate of $60,000 in principal amount of First Republic's 7 1/4% Convertible Subordinated Debentures, due 2002, directly and indirectly beneficially owned by Ms. August-deWilde and 4,024 shares have been included as owned by Mr. Herbert to reflect shares issuable upon conversion of an aggregate of $55,000 in principal amount of First Republic's 7 1/4% Convertible Subordinated Debentures, due 2002, directly owned by Mr. Herbert.
(2) Based solely on its review of the copies of reports of ownership and changes in ownership provided to First Republic by certain reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, or written representations from certain reporting persons, First Republic believes that during the 1994 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.
(3) Information with respect to Tiger Management Corporation has been obtained from Amendment No. 3 to its Schedule 13G, filed with the SEC on February
    10, 1995 which indicates that the number of shares of First Republic beneficially owned by Tiger Management Corporation, together with shares beneficially owned by an affiliate, totalled 760,280; information with respect to Dimensional Fund Advisors, Inc. ("Dimensional") has been obtained from Amendment No. 1 to its Schedule 13G, filed with the SEC on January 30, 1995 on behalf of Dimensional Fund Advisors, Inc. and certain affiliated entities; and information with respect to Harbor Capital Management Company, Inc. has been obtained from Amendment No. 2 to its Schedule 13G filed with the SEC on March 8, 1995. Of the shareholders for which Schedules 13G were filed, Tiger Management Corporation and Harbor Capital Management Company Inc. each indicated shared voting rights and shared power to dispose with respect to shares owned by them. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of the shares, all of which shares are held in portfolios of (i) DFA Investment Dimensions Group Inc., a registered open-end investment company, or (ii) in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans (all of which Dimensional serves as investment manager); Dimensional disclaims beneficial ownership of all such shares.
(4) Includes shares attributed to: Mr. Herbert from his children (8,554 shares); Ms. August-deWilde from (i) her spouse (5,713 shares) and (ii) her children (400 shares); Mr. Merrill from (i) his wife (43,761 shares), (ii) his children (3,713 shares), and (iii) a trust for his wife (8,487 shares); Mr. Dougherty from his wife and children (9,282 shares); Mr. Joy from his wife and children (25,709 shares); Mr. Cox-Johnson from a family trust (3,289 shares); and Mr. Walther from his wife (3,312 shares).
(5) Shares attributed to the First Republic Bancorp Employee Stock Ownership Plan (the "ESOP") represent shares not yet allocated to individual participants in the ESOP. ESOP shares that have been allocated are voted by the individual and are included in the beneficial ownership calculations for officers and directors who are employees of the Company.

1. ELECTION OF DIRECTORS

  First Republic's Board of Directors consists of ten Directors. The Directors of First Republic serve three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. At the Meeting, three Directors will stand for reelection.

INFORMATION CONCERNING NOMINEES

  The three persons named below are the Company's nominees for election to the Board of Directors: Ms. August-deWilde, Mr. Gibbs, and Mr. Mangan are nominated to be Class I directors with terms expiring in 1998. Mr. Gibbs and Mr. Mangan have served as directors of First Republic since its inception.

                         DIRECTOR
      NAME AND AGE        SINCE            PRINCIPAL BUSINESS EXPERIENCE
      ------------       --------          -----------------------------
Katherine August-deWilde   1988   Executive Vice President and Director. Ms.
   47                             August-deWilde served as Chief Financial Officer
                                  of First Republic from July 1985 until August
                                  1988. Previously, Ms. August-deWilde served as
                                  Senior Vice President and Chief Financial
                                  Officer at PMI Mortgage Insurance Co., a
                                  subsidiary of Sears/Allstate. A.B., 1969,
                                  Goucher College; M.B.A., 1975 Stanford
                                  University.
L. Martin Gibbs, Esq.      1985   Director. Mr. Gibbs is a partner with the law
   57                             firm of Rogers & Wells, counsel to the Company.
                                  B.A., 1959, Brown University; J.D., 1962,
                                  Columbia University.
John F. Mangan             1985   Director. Mr. Mangan is an investor and was
   58                             previously President of Prudential-Bache Capital
                                  Partners, Inc., and a Managing Director of
                                  Prudential-Bache Securities, Inc. Prior to that,
                                  he was the Managing General Partner of Rose
                                  Investment Company, a venture capital
                                  partnership. B.A., 1959, University of
                                  Pennsylvania.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MS.
         AUGUST-DEWILDE, MR. GIBBS AND MR. MANGAN AS CLASS I DIRECTORS.

INFORMATION CONCERNING OTHER DIRECTORS

  The following table sets forth the name of each of the remaining Directors of First Republic (other than those identified under "Election of Directors," above) and certain pertinent information about them.

                         DIRECTOR
      NAME AND AGE        SINCE            PRINCIPAL BUSINESS EXPERIENCE
      ------------       --------          -----------------------------
Roger O. Walther           1985   Chairman of the Board of Directors. Mr. Walther
   59                             is Chairman and Chief Executive Officer of ELS
                                  Educational Services, Inc., the largest teacher
                                  of English as a second language in the United
                                  States. Formerly, he served as Chairman of San
                                  Francisco Bancorp. He is a director of Charles
                                  Schwab & Co., Inc. B.S., 1958, United States
                                  Coast Guard Academy; M.B.A., 1961, Wharton
                                  School, University of Pennsylvania; and member
                                  of the Graduate Executive Board of the Wharton
                                  School.
James H. Herbert, II       1985   President, Chief Executive Officer and Director.
   50                             From 1980 to July 1985, Mr. Herbert was
                                  President, Chief Executive Officer and a
                                  director of San Francisco Bancorp. He is a past
                                  President, and currently a Director of the
                                  California Association of Thrift & Loan
                                  Companies, and is on the California Commissioner
                                  of Corporations' Industrial Loan Law Advisory
                                  Committee. B.S., 1966, Babson College; M.B.A.,
                                  1969, New York University; and a member of The
                                  Babson Corporation.
Richard M. Cox-Johnson     1986   Director. Mr. Cox-Johnson is a director of
   60                             Premier Consolidated Oilfields PLC and a
                                  director of Marine and General Mutual Life
                                  Assurance Society. Graduate of Oxford
                                  University, 1955.
Kenneth W. Dougherty       1985   Director. Mr. Dougherty is an investor and was
   68                             previously President of Gill & Duffus
                                  International Inc. and Farr Man & Co. Inc.,
                                  international commodity trading companies. B.A.,
                                  1948, University of Pennsylvania.
Frank J. Fahrenkopf, Jr.   1985   Director. Mr. Fahrenkopf is a partner in the law
   55                             firm of Hogan & Hartson. From January 1983 until
                                  January 1989, he was Chairman of the Republican
                                  National Committee. B.A., 1962, University of
                                  Nevada-Reno; L.L.B., 1965, University of
                                  California-Berkeley.
James F. Joy               1985   Director. Mr. Joy is Director-European Business
   57                             Development for CVC Capital Partners Europe
                                  Limited and a non-executive director of Sylvania
                                  Lighting International. B.S., 1959 and B.S.E.E.,
                                  1960, Trinity College; M.B.A., 1964, New York
                                  University.
Barrant V. Merrill         1985   Director. Mr. Merrill is an investor. He is the
   64                             Managing Partner of Sun Valley Partners.
                                  Previously, he was General Partner of Dakota
                                  Partners and of Galena Partners, and Chairman of
                                  Pershing & Co., Inc., a division of Donaldson,
                                  Lufkin & Jenrette. B.A., 1953, Cornell
                                  University.

MEETINGS AND ORGANIZATION

  During the fiscal year ended December 31, 1994, the Board of Directors held four regularly scheduled meetings, acted by telephonic board meeting one time and no actions were taken by unanimous written consent. All Directors of First Republic attended at least 75% of the meetings of the Board of Directors and committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee. The primary responsibilities of the Executive Committee are to advise the Company's management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. The members of the Executive Committee are Ms. August-deWilde and Messrs. Herbert, Merrill and Walther.

  Compensation Committee. The primary responsibilities of the Compensation Committee are to establish and review the compensation, both direct and indirect, to be paid to First Republic's executive officers and other members of management; to review and submit to the Board of Directors its recommendations with respect to executive compensation plans; to establish and review periodically First Republic's policies relating to executive perquisites; and to oversee First Republic's employee benefit plans. The members of the Compensation Committee are Messrs. Gibbs, Joy, Merrill and Walther.

  Audit Committee. The primary responsibilities of the Audit Committee are to recommend to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of First Republic's books and records; to review with such accounting firm the scope and results of the annual audit; to review the performance by such independent accountants of professional services in addition to those which are audit related; and to consult with the internal and independent auditors with regard to the adequacy of First Republic's systems of internal controls. The members of the Company's Audit Committee are Messrs. Merrill and Walther.

  During the last fiscal year, there were no meetings of the Executive Committee; two meetings of the Compensation Committee and three actions taken by unanimous written consent; and there were four meetings of the Audit Committee.

2. PROPOSAL TO APPROVE THE GRANT OF PERFORMANCE-BASED CONTINGENT STOCK OPTIONS FOR AN AGGREGATE OF 350,000 SHARES OF FIRST REPUBLIC'S COMMON STOCK TO FIRST REPUBLIC'S MANAGEMENT.

  On October 26, 1994, the non-management Directors of First Republic, upon recommendation by the Board's Compensation Committee, unanimously approved the grant of Performance-Based Contingent Stock Options for an aggregate of 350,000 shares of First Republic's Common Stock to the Company's management, subject to approval by the Company's stockholders (the "1995 Performance-Based Contingent Stock Options").

  The 1995 Performance-Based Contingent Stock Options are designed to continue the long-term, performance-based incentive to the Company's senior executives and other key members of management which was initiated with the 1992 Performance-Based Contingent Stock Options (See "Executive Compensation-- Performance-Based Contingent Stock Options"). The primary feature of the Company's Performance-Based Contingent Stock Options is the incentive vesting provision, which operates so that such options may be exercised only to the extent that they become vested, with vesting based upon an increase in tangible book value per share results achieved above a minimum. The 1995 Performance-Based Contingent Stock Options will vest as to 20% of the underlying shares upon grant, but will only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1998, or upon the occurrence of certain extraordinary events.

  The 1995 Performance-Based Contingent Stock Options will be granted on December 31, 1995 unless the 1992 Performance-Based Contingent Stock Options become fully vested at an earlier date (currently considered unlikely). The Company expects the grant date to be December 31, 1995. Vesting of 80% of the options granted under the 1995 Plan would be contingent upon the future achievement of a minimum 11% per annum, after tax growth in tangible book value per share for each of the years ending December 31, 1996, 1997 and 1998. Vesting of such shares would occur each year only if the minimum target amount for tangible book value per share is achieved. In any year in which the target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase achieved toward the final target amount.

  In order for the Company's management to achieve complete vesting under the 1995 Performance-Based Contingent Stock Options, the Company's tangible book value per share must increase at least 36.7% over the next three years. Any 1995 Performance-Based Contingent Stock Option shares that have not vested in a prior year may vest in a subsequent year if the cumulative targeted amount for that subsequent year, through year-end 1998, is achieved or surpassed. If the final target amount is not achieved by December 31, 1998, then any shares that have not vested in 1996 or 1997 will be canceled. There can be no assurance that the minimum target objective can be met or exceeded for any period covered by the 1995 Performance-Based Contingent Stock Options. The Company's Performance-Based Contingent Stock Option Program is designed to create an incentive for the senior executives to produce substantial growth in the Company's tangible book value per share. The Board of Directors believes that because tangible book value per share is a key determinant of stockholder value in financial institution valuations, this contingent stock option program creates an extremely strong correlation between results for stockholders and executive compensation because the executives' reward depends directly upon both growth in book value per share and ultimately growth in share price.

  The targeted annual growth rates of 11% for tangible book value per share compare favorably with recent results for public companies, including banks generally and California thrift institutions in particular. For the most recent three year period for which information is available, the Company has calculated that well run large and medium sized California thrift institutions, conducting business comparable to the Company's, have produced average increases in tangible book value per share of approximately 7.6%. The targeted annual growth rate in the Company's tangible book value per share of 11% is approximately 150% higher than the level reported by peer group institutions. Additionally, over the past five years, the pre-tax average annual total returns for broad based composite stock market indices were 10.3% for the largest capitalized corporations, 9.6% for medium-sized corporations and 9.5% for smaller capitalized corporations. Adjusted for the effect of taxes, these indicated results are only approximately 50% of the level of the Company's targeted rate of increase for tangible book value per share under the 1995 Performance-Based Contingent Stock Options.

  At December 31, 1994 and continuing to date in 1995, the Company has outstanding $34,500,000 of convertible subordinated debentures which pay interest at 7 1/4% and are convertible after December 1995 at a conversion price of approximately $13.67 into 2,524,210 shares of common stock. The conversion of these debentures will dilute, or reduce the Company's tangible book value per share. If these debentures are converted prior to December 31, 1998, then the annual minimum objective amounts for tangible book value per share under the 1995 Performance-Based Contingent Stock Options would be adjusted to eliminate the effect of such conversion. At December 31, 1994, the dilutive effect of the Company's convertible subordinated debentures on tangible book value per share would have been approximately $0.38, or 2.6%.

  If the 1995 Performance-Based Contingent Stock Options are granted on December 31, 1995, then the exercise price for such options would be set at the closing price of the Company's common stock on the prior business day. In the event that the final target for the 1992 Performance-Based Contingent Stock Option Plan is achieved sooner, an event which is currently considered unlikely, the exercise price would be set at the closing price of the stock on the last business day of the quarter in which the 1992 Plan is completed.

  In the event the Company is acquired or merged with another corporation after approval of the new plan by the stockholders and on or before December 31, 1998, all shares under the plan would immediately become fully vested. In the event that such acquisition or merger is announced prior to January 1, 1996, then the options would be granted on the day of the earliest public announcement concerning such transaction and the exercise price for such options would be equal to the closing price on the prior day.

  The following table shows how the 1995 Performance-Based Contingent Stock Options would be granted:

                               NEW PLAN BENEFITS

       NAME AND PRINCIPAL POSITION         DOLLAR VALUE(1) NUMBER OF SHARES
       ---------------------------         --------------- ----------------
   James H. Herbert, II...................       N/A           170,000
   President and Chief Executive Officer
   Katherine August-deWilde...............       N/A            75,000
   Executive Vice President
   Willis H. Newton, Jr...................       N/A            45,000
   Senior Vice President and Chief
   Financial Officer
   Linda G. Moulds........................       N/A            25,000
   Vice President, Controller and                              -------
   Secretary
   All current executive officers as a           N/A           315,000
   group..................................
                                                               =======
   All employees as a group (2)...........       N/A           350,000
                                                               =======

--------
(1) If the 1995 Performance-Based Contingent Stock Options are granted on December 31, 1995, then the exercise price for such options would be set at the closing price of the Company's common stock on the prior business day. In the event that the final target for the 1992 Performance-Based Contingent Stock Option Plan is achieved sooner, the exercise price would be set at the closing price of the stock on the last business day of the quarter in which the 1992 Plan is completed.
(2) Other key members of management would receive 15,000 shares under option and the remaining 20,000 shares are reserved for future allocation to individuals other than those shown above.

  The options are "Non-Qualified Stock Options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). The grant of a non-qualified stock option under the 1995 Performance-Based Contingent Option Plan will not result in taxable income to the recipient of the option for federal income tax purposes, nor will the Company be entitled to an income tax deduction. Upon exercise of a non-qualified stock option, however, the option holder will generally recognize ordinary income for federal and state income tax purposes equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise, and the Company generally will be entitled to federal and state income tax deductions in the amount of the ordinary income recognized by the option holder. Commencing in 1994, a publicly-held corporation may not, subject to limited exceptions, deduct for federal income tax purposes, certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, the 1995 Performance-Based Contingent Option Plan is intended to comply with certain exceptions to the applicability of the Deduction Limitation, one of the requirements of which is stockholder approval of the Plan. The options provide that, if and when the Company becomes entitled to a tax deduction resulting from any exercise, the option holder is entitled to receive a payment equal to the Company's available tax benefit, based upon the tax deduction amount and marginal tax rates. Each such payment is taxable to the option holder and, in general, the Company would be entitled to an additional federal and state income tax deduction therefor, which would not be passed through to the option holder.

  The exercise price of the options is payable in cash or by certified or official bank check in full at the time of exercise, except that the options granted to Mr. Herbert permit exercising by payment in cash of the par value per share and the delivery of a promissory note for the balance of the purchase price. The options are non-transferrable, other than by will or the laws of descent and distribution.

  The Options terminate on the earlier of (i) ten years from the date of grant,
(ii) twelve months following the death of the optionee, (iii) twelve months following the termination of the optionee's service as an employee to the Company by reason of disability, (iv) twenty days following the termination of the optionee as an employee for cause, or (v) six months following the resignation of the optionee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE
                                               ---
         THE GRANT OF PERFORMANCE-BASED CONTINGENT STOCK OPTIONS FOR AN AGGREGATE OF 350,000 SHARES OF FIRST REPUBLIC'S COMMON STOCK.

3. APPROVAL OF THE SELECTION OF AUDITORS

  A resolution will be presented at the Meeting to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as independent auditors to audit the Company's financial statements for the year ending December 31, 1995. KPMG Peat Marwick LLP has audited the Company's financial statements for each year since 1989.

  During 1994, First Republic made no changes in, and had no disagreements with, its independent auditors on accounting and financial disclosure. A representative of First Republic's independent auditors is expected to be present at the meeting, and will have the opportunity to make a statement if he desires to do so. It is expected that such representative will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF
                                                   ---
                           THE SELECTION OF AUDITORS.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a fee for each regularly scheduled meeting of the Board of Directors that he attends, except that First Republic pays Mr. Walther, who does not receive a fee per board meeting attended, a consulting fee for his services in marketing First Republic's banking services, including its deposit gathering and loan programs, and for his consulting services with respect to the management, administration, operations and financing of First Republic. Non-employee directors received $1,000 per meeting attended prior to February 2, 1994 and $1,500 per meeting attended thereafter. For 1994, Mr. Walther received a consulting fee of $5,417 per month. The members of the Board of Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In the fiscal year ended December 31, 1994, the Board of Directors held four regularly scheduled meetings and the total cash compensation paid to non-employee directors was $101,000, including $65,000 of consulting fees paid to Mr. Walther.

  In lieu of paying higher cash directors' fees to its non-employee directors, to more closely match their long term interests with those of other stockholders, and to properly compensate for the responsibilities and risk, both business and regulatory, of being on the board of a holding company of a federally insured institution, First Republic has from time to time granted stock options to each non-employee director of the Company. Options granted to the non-employee directors do not qualify as "Incentive Stock Options" under the Code. The term of options granted to Directors is ten years. As of March 10, 1995, one non-employee director of the Company had exercised 5,000 of his directors' options.

  During 1994, the Company adopted a program under which the directors of First Republic and its subsidiaries are reimbursed for 80% of the cost for attending a two-week in-residence medical and physical evaluation program. The directors are responsible for 20% of the program cost and for any transportation expenses. During 1994, one director of First Republic attended this program, for which reimbursement of $4,972 was made.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ending December 31, 1994, 1993, and 1992, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its Chief Executive Officer and its three other most highly compensated executive officers for the fiscal year ended December 31, 1994:

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                     ANNUAL COMPENSATION       AWARDS(4)(5)
                               ------------------------------- ------------
                                                       OTHER
                                                      ANNUAL    OPTIONS BY  ALL OTHER
    NAME & PRINCIPAL                     PERFORMANCE  COMPEN-   NUMBER OF    COMPEN-
        POSITION          YEAR SALARY(1)  BONUS(2)   SATION(3)  SHARES(6)   SATION(7)
    ----------------      ---- --------- ----------- --------- ------------ ---------
James H. Herbert, II....  1994 $379,500   $290,686        --         --      $25,294
President and Chief       1993 $345,000   $410,220        --         --      $32,494
Executive Officer         1992 $345,000   $448,507    $44,000    249,311     $27,690
Katherine August-         1994 $192,500   $147,448        --         --      $25,294
deWilde.................  1993 $175,000   $208,080        --         --      $32,494
Executive Vice President  1992 $175,000   $227,501        --     106,090     $27,690
Willis H. Newton, Jr....  1994 $159,500   $122,129        --         --      $25,294
Senior Vice President     1993 $145,000   $172,850        --         --      $32,494
and Chief Financial       1992 $145,000   $188,436        --      42,436     $27,690
Officer
Linda G. Moulds.........  1994 $101,200   $ 77,487        --         --      $25,294
Vice President,           1993 $ 92,000   $109,350        --         --      $31,094
Controller and Secretary  1992 $ 92,000   $119,556        --      26,522     $26,905

--------
(1) Includes amounts earned but deferred into the Company's 401(k) plan at the election of the executive.
(2) Under the Company's Executive Performance Bonus Pool Program, senior executives share, in proportion to their relative base salary levels, in the performance bonus pool which is equal to 5% of the Company's earnings before taxes and bonuses. Amounts earned as performance bonuses in 1994 were reduced approximately 30% from the level earned in 1993 because the Company's earnings were lower, primarily as a result of the adverse effects of January 1994 Northridge earthquake. No bonus is paid unless the Company's pre-tax, pre-bonus earnings exceed a specified minimum threshold. See "Compensation Committee Report to Stockholders--The Executive Performance Bonus Pool Program" for further discussion of the program.
(3) Other annual compensation for Mr. Herbert includes $32,000 paid in 1992 pursuant to the 1985 Stock Option Plan, an amount equal to the estimated benefit to the Company of the deductions on Incentive Stock Options exercised by Mr. Herbert in 1992. Perquisites are not included for any of the persons named in the table above for 1994 and 1993 or any of the other persons named for 1992 since the aggregate amount for each such person is less than the lesser of $50,000 or 10% of that person's salary and bonus, in accordance with the rules promulgated by the Securities and Exchange Commission ("SEC").
(4) The Company has not granted any stock appreciation rights ("SARs").
(5) There were no payments under any Long Term Incentive Plan (as defined in the rules promulgated by the SEC) in 1994, 1993 or 1992.
(6) Options by Number of Shares for 1992 represents the maximum total number of shares as to which the named optionees were granted Performance-Based Contingent Stock Options during 1992, including all shares that vest only if the Company achieves the performance levels specified in those options, some of which have not vested as of March 22, 1995. See "Performance-Based Contingent Stock Options" below.
(7) Consists of the Company's matching payments under its 401(k) plan and the dollar value at year end of shares earned under the Company's Employee Stock Ownership Plan ("ESOP"). The amounts under these two plans in 1994 were $7,500 and $17,794, respectively for each of Mr. Herbert, Ms. August-deWilde, Mr. Newton, and Ms. Moulds. The amounts under these two plans in 1993 were $8,994 and $21,680, respectively for each of Mr. Herbert, Ms. August-deWilde, and Mr. Newton; and $8,994 and $19,400, for Ms. Moulds. The amounts under these two plans in 1992 were $8,728 and $18,962, respectively, for each of Mr. Herbert, Ms. August-deWilde, and Mr. Newton; and $8,728 and $18,177 for Ms. Moulds.

PERFORMANCE-BASED CONTINGENT STOCK OPTIONS

  On May 7, 1992, First Republic's Board of Directors approved the grant of Performance-Based Contingent Stock Options (the "1992 Performance-Based Contingent Stock Options") covering an aggregate of 249,311 shares of First Republic's common stock to Mr. Herbert, an aggregate of 106,090 shares to Ms. August-deWilde, an aggregate of 42,436 shares to Mr. Newton, and an aggregate of 26,522 shares to Ms. Moulds. The options are exercisable for a period of ten years from the date of grant at an exercise price of $14.85 per share, the closing price of First Republic's common stock on May 7, 1992, as adjusted for the two 3% stock dividends paid on March 18, 1993 and on March 15, 1994. However, the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares of common stock immediately upon grant. Under the terms of the 1992 Performance-Based Contingent Stock Options, the remaining underlying shares of common stock vest only upon the achievement of minimum targeted annual increases in First Republic's tangible book value per share over a period of years ending on December 31, 1995, or upon the happening of certain extraordinary events. As a result of the Company achieving an actual tangible book value per share of $11.94 at December 31, 1992, the options vested as to an additional 27.8% on February 15, 1993. As a result of the Company achieving an actual tangible book value per share of $13.58 at December 31, 1993, the options vested as to an additional 19.4% of the underlying shares on February 15, 1994. At December 31, 1994, the Company's actual tangible book value per share was $14.40, which exceeded the $14.22 target for that date and on February 15, 1995, in accordance with the terms of the options, the options vested as to an additional 9.2% of the underlying shares, bringing total cumulative vesting to 76.9%. The adverse effects of the Northridge earthquake reduced the Company's 1994 earnings and therefore tangible book value per share at December 31, 1994 did not increase by approximately $0.70 per share; as a result, the amount of 1992 Contingent Performance-Based Stock Options which vested for 1994 were reduced by approximately 8.3% of all contingent shares previously granted, or approximately 35,000 shares in total for the four senior executives.

  Under the terms of the 1992 Performance-Based Contingent Stock Options, the options vest each year as to the remaining unvested underlying common shares contingent upon the achievement of specific target amounts for tangible book value per share at each year's end. The minimum target amounts, as adjusted for the Company's two 3% stock dividends, are $10.94 per share at December 31, 1992, $12.48 per share at December 31, 1993, $14.22 per share at December 31, 1994, and $16.35 per share at December 31, 1995. In any year in which the minimum target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, additional option shares vest at a pro rata amount based upon the actual tangible book value per share achieved as compared to the final $16.35 target amount, versus a starting point of $9.59 at December 31, 1991. If the final target is not achieved by December 31, 1995, the 97,943 option shares that have not vested as of this date will be canceled. At the present time it appears unlikely that the final target will be achieved at December 31, 1995, in large part due to the adverse effects of the Northridge earthquake on 1994 results; therefore, it is likely that the 97,943 currently unvested option shares will not be earned by management.

  In addition, all of the option shares immediately vest at any time within ten years, regardless of whether the target amounts have been met, upon the happening of certain events relating to extraordinary transactions, including a merger or consolidation of the company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the company, or the acquisition of, or offer for, 25% or more of the company's issued and outstanding common stock by any person or group.

  The 1992 Performance-Based Contingent Stock Options are "Non-Qualified Stock Options" within the meaning of the Code. The 1992 Performance-Based Contingent Stock Options provide that, upon exercise, the optionee is entitled to receive a payment equal to the tax benefit available to the Company as a result of the tax deduction allowed to the Company.

  The options granted to Ms. August-deWilde, Mr. Newton and Ms. Moulds require that the purchase price be paid in cash or by check at the time of exercise. Under the terms of the options granted to Mr.

Herbert, Mr. Herbert may pay the purchase price of any shares as to which the option is exercised by delivery of cash or a check for the aggregate par value of the shares purchased and delivery of a promissory note for the balance of the purchase price. Principal and interest on the promissory note would be payable ten years from the date it is made. The note could be prepaid at any time. The rate of interest would be the rate established by the Internal Revenue Service to provide that there is "adequate stated interest" in accordance with the Internal Revenue Code for similar maturity notes.

  The Table of Option Grants for Fiscal Year 1994 has been omitted as there were no new options granted during 1994 to the named executives.

  None of the previously identified executive officers exercised any stock options during the fiscal year ended December 31, 1994. The following table presents information concerning options held at December 31, 1994 by the named executives.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                               NUMBER OF     VALUE OF UNEXERCISED
                          SHARES              UNEXERCISED        IN-THE-MONEY
                         ACQUIRED          OPTIONS AT FISCAL  OPTIONS AT FISCAL
                            ON     VALUE       YEAR-END         YEAR-END($)(1)
                         EXERCISE REALIZED   EXERCISABLE/        EXERCISABLE/
         NAME              (#)      ($)      UNEXERCISABLE     UNEXERCISABLE(2)
         ----            -------- -------- ----------------- --------------------
James H. Herbert, II....    --       --     467,240/81,775      $1,113,281/$--
Katherine August-
 deWilde................    --       --     198,598/33,799      $  411,734/$--
Willis H. Newton, Jr....    --       --      70,950/13,920      $  101,014/$--
Linda G. Moulds.........    --       --      56,013/ 8,701      $  110,132/$--

--------
(1) Based upon fair market value of the Company's Common Stock at December 31, 1994.
(2) The only unexercisable options outstanding at December 31, 1994 were the 1992 Performance-Based Contingent Stock Options discussed above. At December 31, 1994 the exercise price of those options exceeded the closing price of the Company's Common Stock on that date and thus had no current value.

CORPORATE PERFORMANCE

  The following performance graph below depicts the value of investment (change in the stock price plus reinvested dividends) for each monthly period from January 1, 1990 to December 31, 1994 for the Company, the S&P 500 and an Industry Group Composite of peer firms. The stock performance graph assumes $100 invested on January 1, 1990 in First Republic Bancorp, Inc. common stock, the S&P 500 and the Industry Group Composite. There has been no change in either index used in this graph from those presented in the Company's proxy statements for 1994 and 1993.

  The graph compares the performance of the Company with that of the S&P 500 and a group of peer institutions whose investment has been weighted based on market capitalization (price times shares outstanding). Companies in the peer group are as follows: Bay View Capital Corp., California Financial Holding Corp., Citadel Holding Corp., Coast Savings Financial, Inc., Downey Savings & Loan Association, FirstFed Financial Corp., SFFed Corp., and Westcorp, Inc. These companies are publicly traded holding companies of California-based savings and loan institutions and have been selected by senior management, with assistance from an independent third party, based on similarities in geographic location, asset size and type of business activity.

  The historical stock prices shown in the graph are not necessarily indicative of future price performance.



                              [GRAPH APPEARS HERE]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG FIRST REPUBLIC BANCORP, INC., S&P 500 INDEX AND INDUSTRY GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           FIRST REPUBLIC    S&P          Industry
(Fiscal Year Covered)        BANCORP INC.      500 INDEX    Group
---------------------        --------------    ---------    ----------
Measurement Pt- 1/89          100               100          100
1/90                           88.89             93.29        86.00
2/90                           90.73             94.49        93.30
3/90                           88.89             96.99        88.76
4/90                           77.78             94.57        86.83
5/90                           74.07            103.79        95.60
6/90                           88.89            103.09        91.88
7/90                          103.69            102.76        83.87
8/90                           74.07             93.47        73.47
9/90                           74.07             88.92        61.02
10/90                          68.52             88.54        53.00
11/90                          68.52             94.27        59.46
12/90                          66.67             96.89        39.12
1/91                          103.69            101.11        63.98
2/91                          122.21            108.35        74.14
3/91                          129.62            110.97        81.03
4/91                          159.25            111.23        85.40
5/91                          170.36            116.03        92.30
6/91                          188.87            110.72        83.80
7/91                          194.44            115.88        94.31
8/91                          201.84            118.62       100.12
9/91                          198.12            116.64        99.72
10/91                         201.84            118.21        91.26
11/91                         188.87            113.44        72.71
12/91                         266.65            126.42        91.14
1/92                          233.32            124.06        94.37
2/92                          240.72            125.67       105.48
3/92                          251.13            123.22       103.34
4/92                          225.92            126.84        99.28
5/92                          216.64            127.46       104.02
6/92                          212.95            125.57        98.98
7/92                          227.75            130.70        95.13
8/92                          199.98            128.02        82.88
9/92                          185.16            129.53        73.80
10/92                         162.96            129.97        76.59
11/92                         174.07            134.40        82.84
12/92                         168.50            136.05        91.73
1/93                          188.87            137.18       110.51
2/93                          205.98            139.05       115.76
3/93                          198.35            141.99       115.50
4/93                          181.19            138.56        98.34
5/93                          190.73            142.26        99.30
6/93                          198.35            142.68       101.92
7/93                          196.44            142.11       106.74
8/93                          207.89            147.50       115.65
9/93                          249.85            146.37       123.46
10/93                         234.58            149.39       121.55
11/93                         221.24            147.97       107.31
12/93                         217.42            149.76       107.54
1/94                          238.40            154.85       103.27
2/94                          249.48            150.65       101.47
3/94                          229.84            144.08        96.33
4/94                          206.26            145.93       100.08
5/94                          218.05            148.32       109.42
6/94                          227.87            144.69       114.75
7/94                          216.09            149.44       112.62
8/94                          229.84            155.57       115.98
9/94                          210.20            151.76       113.09
10/94                         196.44            155.17       101.85
11/94                         165.01            149.52        88.93
12/94                         176.80            151.74        89.21

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Mr. Roger O. Walther, Chairman of the Compensation Committee, L. Martin Gibbs, Esq., Mr. Barrant V. Merrill, and Mr. James F. Joy, none of whom are currently officers or employees of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing senior executive compensation, subject to approval by the Board of the Directors of the Company. Additionally, Messrs. Walther, Merrill and Joy represent a majority of the trustees for the Company's Employee Benefit Plans, including its Employee Stock Ownership Plan ("ESOP"), its 1985 Employee Stock Option Plan, and its 1992 Employee Stock Purchase Plan. The Compensation Committee evaluates the performance of the senior executives and determines compensation policies, programs, and levels for the senior executive officers. The full Board of Directors reviews the Compensation Committee's recommendations regarding the compensation of executive officers.

COMPENSATION PHILOSOPHY

  The Compensation Committee's compensation philosophy is based upon the belief that executive compensation should strongly reflect the achievement of results as measured by key indicators of Company performance, including both short term and longer term. The Compensation Committee has developed executive compensation programs designed to incentivize and reward executives for their contribution to Company performance that creates value for stockholders. The Company has adopted an Executive Bonus Pool Program that ties annual cash bonus awards to the Company's annual earnings.

  Since May 1992, the Company's executives also have participated in a long-term incentive program under which Performance-Based Contingent Stock Options are directly linked to significant, targeted increases in the Company's tangible book value per share.

  The Compensation Committee believes that earnings growth and increases in tangible book value per share are the primary determinants in creating value for stockholders over time.

  The Company's executive compensation is based upon the following goals and policies:

  . A significant portion of executive compensation should be incentive compensation that is directly linked to the Company's annual performance.

  . Incentive compensation should be based on measures of Company performance that are most meaningfully related to the creation of value for stockholders, specifically the level of earnings and increases in tangible book value per share, over time.

  . Compensation programs should support the long term strategic goals and objectives of the Company.

  . Compensation programs should incentivize and reward individuals for outstanding contributions to the Company's success.

  . Short-term and long-term compensation play a critical role in attracting, retaining and motivating well qualified, performance-orientated executives who function as a team.

  In addition, the Compensation Committee believes that executive compensation is intended to reward the Company's senior executives for continuing efforts to build a high-quality, customer driven, stable banking institution. Since the founding of the Company in 1985, First Republic Thrift & Loan has become the largest thrift and loan institution in the State of California. Over the past five years, and during recent difficult and recessionary economic conditions, the Company has grown substantially while maintaining asset-quality and capital strength levels that exceed industry standards.

  The results for 1994 represent the first year that the Company's earnings have not exceeded the prior year's. The Company's earnings for 1994 were adversely affected by the Northridge earthquake which struck the Los Angeles, California area in January 1994. The earthquake had a substantial adverse effect on the Company's 1994 earnings, resulting in direct costs which reduced pretax earnings by nearly $8 million and in other indirect costs. Without the effects of this earthquake, executive bonus compensation earned under the Company's Executive Bonus Pool Program for 1994 would have been approximately $450,000 higher than the amount actually earned of $637,750 and the number of contingent stock options earned by the Company's four senior executives in 1994 would have increased by approximately 35,000 shares. It also presently appears likely that the effects of the earthquake will make it impossible for the Company's senior executives to vest in the remaining 97,943 shares granted under the 1992 Performance-Based Contingent Stock Option Plan.

  In 1994, the Company achieved the following results:

  . Total assets increased to over $1.7 billion at year-end. Net income was $7.3 million for the year, or an after tax return on equity of 6.8%.

  . Tangible book value per share increased by 6% during the year to $14.40 at December 31, 1994. This level represents a 103% increase achieved over the past five years or a compounded annual growth rate of 15.2% after taxes.

  . The Company expanded its customer deposits by 26%, successfully expanding its deposit products and branch locations.

  . Nonaccruing loans and REO at December 31, 1994 had declined 15% from mid-year levels and nearly 70% of the remaining such assets were adversely affected by the earthquake. Year end nonperforming assets were 2.41% of total assets.

  . The start-up of the full service subsidiary in Nevada, First Republic
    Savings Bank, was successful and profitable.

  . Assets per full-time employee at year end 1994 were $11.9 million, a 24% improvement over year end 1993.

  . General and administrative expenses, as a percentage of assets, declined nearly 4% in 1994 to 1.28%.

  The Compensation Committee believes that since inception, the Company has relied heavily on a team of highly-motivated senior executives to produce results. The Compensation Committee further believes that the Company's emphasis on high quality customer service, cost-efficient operations, combined with capital strength and prudent risk management will continue to require above-average efforts by its senior executives, and that those efforts are a major contributing factor to the Company's success. The results produced by the senior executives have been achieved during a period of significant uncertainty and risk in the savings and loan and banking industries and recent difficult and recessionary economic conditions and natural disasters in the Company's California markets. The Company's compensation policies are intended to encourage superior efforts by its executives.

  The Company's executive compensation consists primarily of three components, which taken together are intended to implement the Compensation Committee's overall compensation philosophy.

  Commencing in 1994, a publicly-held corporation may not, subject to limited exceptions, deduct for federal income tax purposes, certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While it is not expected that the compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, the Company intends that executive compensation comply with certain exceptions to the applicability of the Deduction Limitation.

BASE SALARY

  Base salaries for executives are reviewed by the Compensation Committee on an annual basis. There has been no increase in base salary for any of the four senior executives, including the President and Chief Executive Officer (the "President and CEO") for 1995. The Compensation Committee approved an increase in base salary of 10% for 1994 for the four senior executives representing a cost of living adjustment for the effects of inflation since the last prior increase effective for 1991.

  The determination that no increase in base salary would be made in 1995 over the base salary levels established for 1994 reflects the Compensation Committee's belief that incentive compensation directly tied to Company performance should continue to constitute a significant portion of each executive's total compensation (approximately 43% during 1994 and 54% during 1993).

  Base salaries for the Company's four senior executives, including the President and CEO, have been established at levels that are competitive with salaries for executives performing similar duties for banking and thrift institutions of comparable size. For the purpose of establishing these levels, the Compensation Committee has compared the Company to a self-selected group of companies with generally similar characteristics. The comparison group is subject to change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

THE EXECUTIVE BONUS POOL PROGRAM-TIED TO EARNINGS

  The Executive Bonus Pool Program was designed in 1990 to reflect the Compensation Committee's belief that maximizing earnings contributes significantly to stockholder value. Accordingly, the plan is funded from a pre-set portion of the Company's earnings before taxes and bonuses adjusted for loan loss experience. The bonus payments are based upon earnings and all actual loan losses directly reduce the amount of the bonuses, thereby creating a very direct incentive for senior executives to work to maintain asset quality. The pool has been set at 5% of pre-tax, pre-bonus earnings after all loan losses and reserves. Also under this plan, no bonus is paid unless pre-tax, pre-bonus earnings exceed a specified minimum threshold. Such threshold has been increased annually. Individual bonus payments for senior executives are based upon relative base salary levels.

  The threshold earnings level is established at the beginning of each fiscal year. In 1993, the threshold earnings level was increased to $7,500,000; in addition, the total amount of the bonus pool was limited to the amount of $900,000 for 1993, which was less than the aggregate bonus amount paid for 1992 and was less than the amount that would have been paid under the formula. For 1994, the threshold earnings level was increased 20% to $9,000,000 and the 1993 bonus limit was removed. For 1995, the threshold earnings level was further increased 11% to $10,000,000.

  The Compensation Committee believes that the Executive Bonus Plan provides an excellent and direct link between the value created for stockholders and the incentive compensation to be paid to executives.

LONG-TERM INCENTIVES

  Long-term incentive compensation is provided through grants of stock options to the four senior executives and others. This component of compensation is intended to retain and motivate executives to improve long-term results and ultimately tangible book value and stock performance. Stock options have been granted at or above the market price of the Company's common stock on the date of grant and will only have value if the Company's stock price increases.

  The four senior executives are eligible to receive stock options under the Company's 1985 Stock Option Plan. Since inception of that plan, an aggregate of 777,117 options have been granted to employees, including 278,486 to the President and CEO and 154,891 to the remaining three senior executives. The Company has not awarded any options to the four senior executives under the 1985 Stock Option Plan since May 1991.

  In 1991, the Company granted non-qualified, ten-year stock options covering 53,045 shares of the Company's common stock to the President and CEO and covering an aggregate of an additional 53,045 shares to the other three senior executives. These options were not awarded under the Company's qualified 1985 Stock Option Plan.

  In May 1992, the Compensation Committee approved the creation of non-qualified, ten-year, Performance-Based Contingent Stock Options (the "1992 Performance-Based Contingent Stock Options") covering an aggregate of 477,405 shares of the Company's common stock. Options covering a total of 424,360 shares of the Company's common stock were granted on May 7, 1992 to the Company's four senior executives at an exercise price of $14.84 per share, the closing price of the Company's common stock on the date of grant, including options on 249,311 shares granted to the President and CEO.

  One of the features of the 1992 Performance-Based Contingent Stock Options is the incentive vesting provision, which operates so that the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares immediately upon grant, but only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1995, or upon the occurrence of certain extraordinary events.

  The starting base for the minimum annual tangible book value per share target increases is the Company's $9.59 tangible book value per share at December 31, 1991. The minimum target amounts increase each year thereafter to $16.35 at December 31, 1995. In any year in which the target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase toward the final target amount, versus the starting point. As a result of the Company achieving an actual tangible book value per share of $11.94 at December 31, 1992 and $13.58 at December 31, 1993, and in accordance with the terms of the 1992 Performance-Based Contingent Stock Options, the options vested as to an additional 27.8% on February 15, 1993 and an additional 19.4% on February 15, 1994. At December 31, 1994, the Company's actual tangible book value per share was $14.40, which exceeded the $14.22 target for that date; thus the options subsequently vested on February 15, 1995 as to an additional 9.2% of the underlying shares.

  Any 1992 Performance-Based Contingent Stock Option shares that have not vested in a prior year may vest in subsequent years if the target amount for that subsequent year, through year-end 1995, is achieved or surpassed. If the final target amount is not achieved by December 31, 1995, then the 97,943 shares of 1992 Performance-Based Contingent Stock Option shares that have not previously vested will be canceled.

  In October 1994, the Compensation Committee recommended and the non-management Directors unanimously approved the 1995 Performance-Based Contingent Stock Options Plan covering 350,000 shares for senior executives and management of the Company for the years 1996 through 1998, subject to stockholder approval.

  The 1995 Performance-Based Contingent Stock Options will vest as to 20% of the underlying shares upon grant, but will only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1998, or upon the occurrence of certain extraordinary events. The 1995 Performance-Based Contingent Stock Options will be granted on December 31, 1995 unless the 1992 Performance-Based Contingent Stock Options become fully vested at an earlier date (currently considered unlikely). The Compensation Committee expects the grant date to be December 31, 1995. Vesting of 80% of the options granted under the 1995 Plan would be contingent upon the future achievement of a minimum 11% per annum, after tax growth in tangible book value per share for each of the years ending December 31, 1996, 1997 and 1998. Vesting of such shares would occur each year only if the minimum target amount for tangible book value per share is achieved. In any year in which the target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase achieved toward the final target amount.

  In order for the Company's management to achieve complete vesting under the 1995 Performance-Based Contingent Stock Options, the Company's tangible book value per share must increase at least 36.7% over the next three years. Any 1995 Performance-Based Contingent Stock Option shares that have not vested in a prior year may vest in a subsequent year if the cumulative targeted amount for that subsequent year, through year-end 1998, is achieved or surpassed. If the final target amount is not achieved by December 31, 1998, then any shares that have not vested in 1996 or 1997 will be canceled.

  At December 31, 1994 and continuing to date in 1995, the Company has outstanding $34,500,000 of convertible subordinated debentures which pay interest at 7 1/4% and are convertible after December 1995 at a conversion price of approximately $13.67 into 2,524,210 shares of common stock. The conversion of these debentures will dilute, or reduce the Company's tangible book value per share. If these debentures are converted prior to December 31, 1998, then the annual minimum objective amounts for tangible book value per share under the 1995 Performance-Based Contingent Stock Options would be adjusted to eliminate the effect of such conversion. At December 31, 1994, the dilutive effect of the Company's convertible subordinated debentures on tangible book value per share would have been approximately $0.38, or 2.6%.

  If the 1995 Performance-Based Contingent Stock Options are granted on December 31, 1995, then the exercise price for such options would be set at the closing price of the Company's common stock on the prior business day. In the event that the final target for the 1992 Performance-Based Contingent Stock Option Plan is achieved sooner, the exercise price would be set at the closing price of the stock on the last business day of the quarter in which the 1992 Plan is completed.

  In the event the Company is acquired or merged with another corporation after approval of the new plan by the stockholders and on or before December 31, 1998, all shares under the plan would immediately become fully vested. In the event that such acquisition or merger is announced prior to January 1, 1996, then the options would be granted on the day of the earliest public announcement concerning such transaction and the exercise price for such options would be equal to the closing price on the prior day.

  The Compensation Committee has allocated the 350,000 options to be granted as follows: Mr. Herbert--170,000 shares; Ms. August-deWilde--75,000 shares;
Mr. Newton--45,000 shares; Ms. Moulds--25,000 shares; other key members of management--15,000 shares; and 20,000 shares reserved for future allocation.

  The Company's current and proposed Performance-Based Contingent Stock Option Programs are designed to create an incentive for the senior executives to produce substantial growth in the Company's tangible book value per share. The Compensation Committee believes that because tangible book value per share is a key determinant of stockholder value in financial institution valuations, this contingent stock option program creates an extremely strong correlation between results for stockholders and executive compensation because the executives' reward depends directly upon both growth in book value per share and growth in share price. The targeted growth rates of tangible book value per share compare very favorably with recent results for banks generally and with California thrift institutions in particular. In addition, by providing for more rapid vesting if results can be achieved sooner than the targeted goals, both executives and stockholders could receive value on an accelerated basis.

  All employees of the Company who have been employed by the Company for more than six months, including each of the four senior executives, participate in the Company's Employee Stock Ownership Plan (the "ESOP") and are eligible to participate in the Company's 401(k) Plan. Under the ESOP, employees are allocated shares of the Company's Common Stock each year, in a pro-rata amount based upon the ratio of the employees' salary to the aggregate amount of salaries paid by the Company to all employees in that year. The number of shares that were allocated in 1994 to the four senior executives were computed in accordance with Federal regulations that govern the ESOP and the 401(k) Plan. Such regulations establish an annual limit of $30,000 on the sum of the cost of ESOP shares allocated, the amount of any voluntary employee deferred compensation contributed to the 401(k) Plan and the amount of the Company match under the 401(k) Plan. Shares earned under the ESOP vest over a five-year period. The Compensation Committee believes that participation by the four senior executives in the ESOP provides additional long-term incentive for the creation of stockholder value.

TOTAL COMPENSATION

  For each of the four senior executives, including the President and CEO, 43% of their total cash compensation for 1994 and 52% on average for the past three years was paid under the Executive Bonus Plan and is therefore directly tied to the Company's performance. The Compensation Committee believes that, together with the potential future value of all of their stock options, a very significant portion of each of the four senior executives' compensation, including the President and CEO's compensation, is from incentive based compensation plans which the Compensation Committee believes are linked directly to stockholder value creation.

March 22, 1995

                             COMPENSATION COMMITTEE

                    Roger O. Walther         Barrant V. Merrill
                    L. Martin Gibbs          James F. Joy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, the Company's Compensation Committee consists of Mr. Walther, Mr. Gibbs, Mr. Joy, and Mr. Merrill. Since inception of the Company in 1985, Mr. Walther has served as Chairman of the Board of Directors of the Company (for purposes of this disclosure, Mr. Walther has not been an executive officer of the Company). Additionally, Mr. Walther serves on the Compensation Committee of Charles Schwab Corp. and Mr. Joy serves on the Compensation Committee of Sylvania Lighting International. Mr. Gibbs is a partner in the law firm of Rogers & Wells, counsel to the Company.

  First Republic holds two mortgage loans, consisting of a first trust deed secured loan to ELS, Inc., a corporation headquartered in California, of $350,000 and a loan to ELS Educational Services, Inc. in the amount of $906,000 secured by a second trust deed lien. At the time of origination in 1988, the loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, and did not involve more than the normal risk of collectibility or involve any unfavorable features. Since origination, both loans have been entirely current as to all payments. ELS, Inc. is a wholly owned subsidiary of ELS Educational Services, Inc. In 1993, Mr. Walther, the Chairman of the Board of Directors of First Republic, completed a transaction in which he became the sole stockholder of ELS Educational Services, Inc. In connection with that transaction, First Republic agreed to release the guarantee of a prior parent company in exchange for (1) obtaining the full personal guarantee of Mr. Walther and his wife on both loans with such guarantee secured by certain personal real estate collateral owned by Mr. Walther and his wife; (2) cross-defaulting the two loans; and (3) adjusting the terms of the loans to provide for more rapid amortization of principal, a shorter due date, an increased interest rate, and an adjustment of the loans as to collateral allocation.

                             FINANCIAL INFORMATION

  Financial information about First Republic consisting of the Consolidated Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and Supplementary Financial Information are incorporated herein by reference to pages 20 through 35, pages 36 through 45, and page 48, respectively, in First Republic's Annual Report to Stockholders for the year ended December 31, 1994.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by First Republic not later than December 5, 1995. Any such proposal should be communicated in writing to the Secretary of First Republic at the address set forth on the first page of this Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matter that may properly be presented for action at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting. Should any business not specified in the accompanying Notice of Annual Meeting of Stockholders properly come before the Meeting, the persons voting the proxies solicited by Management will vote thereon in accordance with their best judgment.

  A COPY OF THE COMPANY'S FORM 10-K (FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER, WILLIS H. NEWTON, JR., AT FIRST REPUBLIC BANCORP INC., 388 MARKET STREET, SAN FRANCISCO, CALIFORNIA 94111, TELEPHONE NO. (415) 392-1400.

                                      By Order of the Board of Directors


                                        /s/ James H. Herbert, II

                                        James H. Herbert, II, President

San Francisco, California
March 29, 1995

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                                [ RECYCLE LOGO]

                           Printed on Recycled Paper
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                          FIRST REPUBLIC BANCORP INC.
PROXY                     PROXY SOLICITED ON BEHALF OF
                               BOARD OF DIRECTORS
                    FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

  The undersigned stockholder of First Republic Bancorp Inc. (the "Company") hereby constitutes and appoints Roger O. Walther, James H. Herbert, II and Katherine August-deWilde, and each of them, with full power of substitution, attorneys and proxies of the undersigned to attend and act for the undersigned at the 1995 Annual Meeting of Stockholders of the Company to be held on May 4, 1995, at 1:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036, and at any adjournments or postponements thereof, and to represent and vote as designated below all of the shares of Common stock of the Company that the undersigned would be entitled to vote with respect to the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

1. Election of Directors to term expiring in 1998.

   [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to
       (except as marked to the               vote for all nominees
       contrary below)                        listed below

           Katherine August-deWilde  L. Martin Gibbs  John F. Mangan

(Instruction: To withhold authority to vote for any individual nominee, draw a line through that nominee's name above.)

2. Proposal to approve the grant of Performance-Based Contingent Stock Options for an aggregate of 350,000 shares of First Republic's Common Stock to the Company's management.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. Proposal to ratify the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for the fiscal year ending December 31, 1995.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN
-------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                      THIS PROXY IS SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF FIRST REPUBLIC BANCORP INC.

When this proxy is properly executed and returned, the shares it represents will be voted as directed. If no specification is made, this proxy will be voted for election of the nominees named, for approval of the grant of Performance-Based Contingent Stock Options for an aggregate of 350,000 shares of First Republic's Common Stock, for ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors, and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the 1995 Annual Meeting.

                                             Please sign exactly as name(s)
                                             appear hereon. If shares are held
                                             jointly, each holder should sign.
                                             When signing as attorney, execu-
                                             tor, administrator, trustee,
                                             guardian or corporate officer,
                                             please give full title. If a
                                             partnership, please sign in part-
                                             nership name by authorized per-
                                             son.

                                             PLEASE SIGN AND DATE BELOW:

                                             DATED: ____________________ , 1995

                                             X
                                             ----------------------------------

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS
     PROXY PROMPTLY USING THE ENCLOSED
 ENVELOPE SO THAT IT MAY BE COUNTED AT THE
               ANNUAL MEETING
-------------------------------------------------------------------------------